PRESS RELEASE

Exhibit 99.1

iMetrik M2M’s Cellular Gateway offered
by Leading Wireless Sensor Company

A leading wireless sensor manufacturer is now taking preorders for the Cellular Gateway iMetrik M2M has engineered as part of the end-to-end Wireless M2M solution, opening a new era in plug-and-play Machine-to-Machine.

Montreal, December 7, 2011- iMetrik M2M Solutions Inc. (OTCBB:IMEK) (www.imetrikm2m.com) After nearly a year of development by iMetrik M2M, a leading wireless sensor manufacturer is taking advance orders for the resulting integrated solution for the monitoring and control of assets and environments “from anywhere-to-anywhere”. As a first in the world of Machine-to-Machine, this system offers a turnkey, end-to-end solution that comprises the Wireless Sensors, the Cellular Gateway, the Web application and a Global Data Network in one seamless package.

The system offers the choice of a number of wireless sensors for monitoring temperature, water and humidity levels, fault alerts, electrical current, motion, light, CO2, the tracking of assets, and a number of other conditions. The action is reported in real time to the end user over the Internet through a computer or smart phone, using the iMetrik M2M Cellular Gateway and Global Data Network without the need for anything more than Internet access.

The battery powered Wireless Sensors, and the Cellular Gateway can be installed in minutes, eliminating the time and cost of traditional wired installations. Furthermore, the iMetrik Cellular Gateway is shipped pre-activated so users avoid the burden of negotiating with local Mobile Network Operators, which has been a hurdle in the past for M2M users and integrators.

Michel St-Pierre, iMetrik M2M CEO, said: “Our partner has had great success with their low cost wireless sensors and we've been amazed by the vast range of applications they can offer and how easily they can monitor all data points in businesses or homes. The availability of the Cellular Gateway removes the last barrier, the need to be located within reach of a wired Internet connection.”

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements
The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

Tel: +1.-514-904-2333
Mobile : +1-514-402-2538
Email: info@imetrikm2m.com